UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2013

NETGEAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-50350	77-0419172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 East Plumeria Drive
San Jose, CA 95134
(Address, including zip code, of principal executive offices)

(408) 907-8000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2013, NETGEAR, Inc. (the “Company”) entered into an employment agreement with John McHugh, who will serve as Senior Vice President and General Manager, Commercial Business of the Company, effective July 8, 2013.

Prior to joining the Company, Mr. McHugh served as Chief Marketing Officer and Vice President at Brocade Communications Systems from March 2010 to November 2012. Prior to that position, Mr. McHugh served as Vice President and General Manager of Nortel Networks' Enterprise Network Solutions business unit from December 2008 to December 2009. From 2002 to 2008, Mr. McHugh served as Vice President and Worldwide General Manager of HP ProCurve Networking.

Employment Agreement

The Company entered into an employment agreement dated July 8, 2013 (the “Agreement”) with Mr. McHugh. Under the Agreement, Mr. McHugh's employment with the Company commenced on July 8, 2013. The Agreement has no specified term, and Mr. McHugh's employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Long-Term Incentive Awards. Mr. McHugh will receive an annual base salary of $320,000, subject to adjustment from time to time at the sole discretion of the Board of Directors (the “Board”) or an authorized Board committee. Mr. McHugh is also eligible to receive an annual target bonus of up to 50% per year based upon the Company's achievement of various financial and/or other goals established by the Board. Notwithstanding the Company's achievement of the goals established by the Board for the Company's 2013 fiscal year, Mr. McHugh's pro rata portion of his bonus for the 2013 fiscal year is guaranteed, so long as he remains employed with the Company through March 15, 2014.

Equity Awards. Subject to the approval of the Board, Mr. McHugh will be granted an option to purchase Twenty Thousand (20,000) shares of the Company's common stock under the Company's 2006 Long Term Incentive Plan (the “2006 Plan”). The shares subject to the option will vest over a four year period, with 25% of the shares vesting after one year, and the remainder vesting in equal monthly installments over the succeeding three years. In addition, subject to the approval of the Board, Mr. McHugh will be granted an award of Ten Thousand (10,000) restricted stock units under the 2006 Plan. The restricted stock units will vest in equal annual installments over four years.

Severance. If, during the first three years of Mr. McHugh's employment with the Company, the Company terminates Mr. McHugh's employment without cause, and Mr. McHugh signs and does not revoke a standard release of claims, then Mr. McHugh would receive severance payments at his final base salary rate until 26 weeks after the date of such termination without cause, and Mr. McHugh would be entitled to continue to have all stock options, restricted stock awards and all other equity awards vest during the twelve month period immediately following the date of such termination. If, after three years of Mr. McHugh's employment with the Company, either Mr. McHugh voluntarily terminates his employment or the Company terminates him without cause, then Mr. McHugh would receive severance payments at his final base salary rate until 26 weeks after the date of such termination, and Mr. McHugh would be entitled to have the vesting of the shares subject to his initial option grant and his initial restricted stock unit award accelerated. In addition, if within one year following a change of control, Mr. McHugh is terminated without cause or voluntarily by Mr. McHugh for good reason, then Mr. McHugh will receive two years acceleration of any unvested portion of his initial option grant and initial restricted stock unit award.

Other Benefits. Mr. McHugh will be entitled to participate in the employee benefit plans maintained by the Company for the Company's other senior executives, including group medical, dental, vision and disability plans. Mr. McHugh will also receive a housing allowance equal to $2,000 per month.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

There are no family relationships between Mr. McHugh and any director or executive officer of the Company and he has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. McHugh and other persons pursuant to which Mr. McHugh was selected as an officer.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated July 8, 2013, between NETGEAR, Inc. and John McHugh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC.

	By:	/s/ Andrew W. Kim
Andrew W. Kim
Senior Vice President, Corporate Development and General Counsel

Dated: July 11, 2013